231












                              EMPLOYMENT AGREEMENT
                        BETWEEN LEXFORD PROPERTIES, INC.
                                       AND
                                 JAMES ALEXANDER

                                TABLE OF CONTENTS

                                                                            Page


1.   Employment................................................................1

2.   Term and Positions........................................................1

3.   Compensation..............................................................2

4.   Insurance and Other Benefits..............................................4

5.   Payment in the Event of Death or Permanent Disability.....................4

6.   Termination and Further Compensation......................................5

7.   Reimbursement.............................................................7

8.   Covenants and Confidential Information....................................7

9.   Withholding Taxes.........................................................8

10.  No Conflicting Agreement..................................................8

11.  Severable Provisions......................................................9

12.  Binding Agreement.........................................................9

13.  Arbitration...............................................................9

14.  Notices...................................................................9

15.  Waiver....................................................................9

16.  Amendment.................................................................9

17.  Governing Law............................................................10

18.  Captions and Section Headings............................................10

19.  Miscellaneous............................................................10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of January, 1997, between Lexford Properties, Inc., a Texas corporation ("Employer"), and James Alexander ("Employee").

                                   WITNESSETH:

         WHEREAS, Employer and Employee desire to enter into this Agreement to assure Employer of the services of Employee, and Employee's employment for the term set forth herein, and to set forth the rights and duties of the parties hereto.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained, the parties agree as follows:

         1. Employment.

                  (a) Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

                  (b) During the term of this Agreement, or any renewal or extension hereof (for purposes hereof, all references herein to the term of this Agreement shall be deemed to include references to the period of renewal or extension hereof, if any), Employee shall devote his full time to his employment and perform with reasonable diligence such duties as are customarily performed by the Vice President for a company having the size and structure of Employer and its subsidiaries, together with such other duties as may be reasonably requested from time to time by the Board of Directors of Employer (the "Board"), which duties shall be consistent with the further covenants set forth in
         Section 2 of this Agreement.

                  (c) Employee shall not, without the prior written consent of Employer, directly or indirectly, during the term of this Employment Agreement, other than in the performance of duties naturally inherent in the businesses of Employer or any subsidiary of Employer and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, for compensation. For purposes of this Agreement, all references herein to subsidiaries and affiliates of Employer shall be deemed to include subsidiaries and affiliates now or hereafter existing.

         2. Term and Positions.

                  (a) Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on January 1, 1997 and shall continue through December 31, 1997 (the "Original Term"). The Original Term may be extended for additional terms of one year each (each, a "Renewal Term") upon the mutual agreement of Employer and Employee.

                  (b) Employee shall, without any compensation in addition to that which is specifically provided in this Agreement, serve as Vice President of Employer, and in such other offices or positions with any subsidiary or affiliate of Employer as shall, from time to time, be assigned reasonably by the Board (but such office or positions shall be consistent with the duties, offices or positions hereinbefore named).

                  (c) To the extent that the Board shall request during the term of this Agreement, Employee shall serve as a member of the Board or as a member of the Board of Directors of any subsidiary or affiliate of Employer.

                  (d) During the term of this Employment Agreement, Employer shall provide Employee with use of the office space currently occupied by Employee and located at 8615 Freeport Parkway, Suite 200, Irving, Texas 75063.

         3. Compensation.

                  (a) For all services he may render to Employer (and any subsidiary or affiliate) during the term of this Agreement, Employer shall pay to Employee base compensation ("Base Compensation") and commissions ("Commissions") on the following terms:

                           (i) For the Original Term and any Renewal  Term,  One
                  Hundred and Twenty-five Thousand Dollars ($125,000) per annum as Base Compensation.

                           (ii) Base Compensation payable to Employee under this
                  Section 3(a) shall be payable in bi-weekly installments.

                           (iii) Base Compensation may be increased in any subsequent fiscal year, during which this Agreement may remain in effect, upon appropriate action by the Board. If increased, such increased dollar amount shall prospectively constitute "Base Compensation" for all purposes under this Agreement.

                           (iv) For the Original Term and any Renewal Term, Employer will pay as commissions, with respect to all property management fees received by Employer in respect of property management contracts obtained as a direct result of Employee's business development efforts ("Employee Source Fees"), amounts as follows: (A) on a monthly basis, an amount equal to 1.5% of gross Employee Source Fees, and (B) provided that Employee remains an employee of Employer at such time, within 90 days of the end of Employer's fiscal year, an amount equal to 3.5% of gross Employee Source Fees derived from property management contracts which at the end of the fiscal year have been in effect for a period of at least 12 months. For purposes of this subsection (a)(iv), fees received by Employer after January 1, 1997 from affiliates of Messrs. Beneke and Krieg (but not other existing clients of Employer) will be deemed to result from the efforts of Employee.

                  (b) Employer shall pay to Employee bonus compensation during the term of this Agreement as follows:

                           (i) In addition to the Base Compensation and Commissions, Employee shall be entitled to receive, if earned, a performance cash bonus (the "Cash Bonus") as a Grade 11 Property Management Executive under an incentive compensation plan of Cardinal Realty Services, Inc. ("Cardinal") as may be adopted and amended or replaced by the Board of Directors of Cardinal from time to time up to a maximum of forty-five percent (45%) of Employee's Base Compensation earned during fiscal year 1997 and subsequent fiscal years, if any, while this Employment Agreement is in effect.

                           (ii) Employee's Cash Bonus, if any, due under subsection (i) above shall be paid within thirty (30) days after the issuance the applicable final audited year end income statements of Employer.

                           (iii) In addition to the Cash Bonus,  for  Employer's
                  1997 fiscal year, and for each fiscal year thereafter during which this Employment Agreement remains in effect, Cardinal will grant to Employee a stock bonus ("Stock Bonus"; and, together with the Cash Bonus, the "Bonus") payable in shares of Cardinal's common stock, without par value (the "Common Stock"), in accordance with and subject to a Deferred Shares Award Agreement (the "Deferred Shares Agreement") to be entered into between Cardinal. The dollar amount of the Stock Bonus will be determined on the same basis as the Cash Bonus (including the limitations set forth in the partial-year provision set forth in Section 6(c)), except that the dollar value of the Stock Bonus will equal 2/3 of the value of the Cash Bonus.

                           (iv) The  number  of  shares  constituting  the Stock
                  Bonus payable to Employee will be determined by dividing (A) the dollar value of the Stock Bonus determined in accordance with this Section 3(b) and the Incentive Compensation Plan by
                  (B) the closing price of Cardinal's Common Stock on the NASDAQ National Market System, or if Cardinal's Common Stock is not listed or admitted to trading in such system, the principal securities exchange on which Cardinal's Common Stock is listed or admitted to trading on the last trading date in the period for which the Stock Bonus is calculated (i.e. December 31 or the last closing price for the Common Stock immediately preceding the date Employee ceases employment with Employer). Any Stock Bonus which Employee is entitled to receive from Employer shall be issued on the same date as the Cash Bonus for the same period. No fractional share shall be payable to Employee in connection with the Stock Bonus, but Employee will be entitled to a cash payment equal to the dollar value of any fractional share to which he would otherwise be entitled under the Stock Bonus, to be paid to Employee together with the payment of Employee's Cash Bonus hereunder.

                  (c) Further, Cardinal will grant to Employee rights to receive 5,000 shares of Common Stock of Cardinal pursuant to the terms and conditions of that certain Restricted Shares Agreement (the "Restricted Shares Agreement") to be entered into between Cardinal and Employee, in the form attached hereto as Exhibit A (such Common Stock to be referred to herein as "Restricted Stock"). The Restricted Shares Agreement shall provide for five thousand (5,000) shares of Restricted Stock, one-third of which shall vest on each of the third, fourth and fifth anniversaries of the Date of Grant (as defined, and more particularly set forth, in the applicable Restricted Shares Agreement), which issuance of shares shall be made effective on January 1, 1997. As used hereunder, the term "vest" shall mean that Employee shall own the Restricted Shares free from any restriction, encumbrance, or limitation, except for any such restriction or limitation imposed by applicable state and federal securities laws and regulations and except for the terms of Employer's Executive Deferred Compensation Plan and the terms of the Trust Agreement.

                  (d) Cardinal will grant to Employee options to purchase two thousand five hundred (2,500) shares of Employer's Common Stock ("Stock Options") in accordance with, and subject to, Cardinal's Incentive Equity Plan, as amended, and a Non-Qualified Stock Option Agreement to be entered into between Cardinal and Employee, in the form attached hereto as Exhibit C (the "Option Award Agreement" and, together with the Deferred Shares Agreement and the Restricted Shares Agreements, the "Award Agreements"). The Stock Options shall have an exercise price equal to the closing price of Employer's Common Stock on the NASDAQ National Market System on December 31, 1997, one-third of which shall vest on the third, fourth and fifth anniversaries of the date of such grant, which grant shall be made pursuant to the Option Award Agreement.

         4. Insurance and Other Benefits. Employee shall be entitled to such medical, hospitalization, health, accident, life and disability insurance and pension plan benefits and such other similar employment privileges and benefits as are afforded generally from time to time to other executive officers of Employer, or subsidiaries of Employer.

         5. Payment in the Event of Death or Permanent Disability.

                  (a) In the event of Employee's death or Permanent Disability (as defined hereinbelow) during the term of this Agreement, Employee or his estate, as the case may be, shall be entitled to receive (i) an amount equal to (A) the lesser of (x) any remaining Base Compensation for the Original Term or any then current Renewal Term or (y) one year of Base Compensation reduced by (B) any and all payments made to Employee pursuant to any disability insurance policy maintained by Employer for Employee's benefit pursuant to Section 4(a) of this Agreement or otherwise (the "Disability Policy"), (ii) a pro rata portion of the Bonus, if any, applicable to the fiscal year in which such death or Permanent Disability occurs, as such bonuses are determined under Section 3(b) of this Agreement, and (iii) any shares of Restricted Stock and Stock Options that have vested in accordance with the provisions of the Award Agreements. Such pro rata portion of the Bonus shall be determined by a multiplying a fraction (the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or Permanent Disability, as the case may be, and the denominator of which shall be three hundred sixty-five (365)) by the amount of the Bonus that would have been payable, if any, pursuant to such Section 3(b), if Employee had remained employed under this Agreement for the entire applicable fiscal year.

                  (b) Upon death or Permanent Disability of Employee, the Bonus, if any, shall be paid when and as provided in Section 3(b) of this Agreement. The other compensation to be paid pursuant to this Section 5 shall be paid, at the election of Employee or Employee's designated beneficiary (who shall be his wife, unless he gives Employer written notice of a different designation), either (i) in two (2) equal annual installments paid within the two (2) year period beginning on the date of such death or Permanent Disability, as the case may be, or (ii) in one (1) lump sum paid within ninety (90) days after the date of such death or Permanent Disability, as the case may be.

                  (c) Employee shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any benefits accrued and earned by him hereunder up to and including the date of such death or Permanent Disability.

                  (d) For purposes of this Section 5, Employee's Permanent Disability shall be deemed to occur on the date after the first to occur of (i) ninety (90) consecutive days, or (ii) one hundred eighty
         (180) days cumulatively in any twelve (12) month period, of Employee's inability to provide the services required hereunder of him due to sickness or injury ("Permanent Disability").

         6. Termination and Further Compensation.

                  (a) The employment of Employee under this Agreement, and the term hereof, subject to Employee's rights set forth elsewhere herein, may be terminated by Employer:

                           (i) on death or Permanent Disability of Employee, or

                           (ii) for cause at any time by  action  of the  Board.
                  For purposes hereof, the term "cause" shall mean:

                                    A.   an    intentional    act   of    fraud,
                           embezzlement, theft or any other material violation of law in connection with Employee's duties or in the course of his employment with Employer;

                                    B. intentional wrongful damage to material assets of Employer;

                                    C.   intentional   wrongful   disclosure  of
                           material confidential information of Employer;

                                    D.  intentional  wrongful  engagement in any
                           competitive   activity   which  would   constitute  a
                           material breach of the duty of loyalty; or

                                    E. breach of any material term of this Agreement.

                  No act, or failure, to act, on the part of Employee shall be deemed "intentional", or provide the basis for termination for cause, if it was due primarily to an error in judgment or negligence without bad faith or reckless disregard, but shall be deemed "intentional" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of Employer. Failure to meet performance standards or objectives of Employer shall not constitute cause for purposes hereof. Further, in the event Employer terminates Employee for "cause", Employer shall give Employee written notice as to the specific circumstances giving rise to its decision to terminate Employee for cause ("Notice"), and, Employee shall be given the opportunity to respond, with counsel, to Employer's decision and Employer's articulated circumstances, such responses shall be before the Board of Directors of Employer and shall take place within fourteen (14) days of Employer's Notice. Any termination by reason of the foregoing shall not be in limitation of any other right or remedy
                  Employer may have under this Agreement or otherwise. On any termination of this Agreement, Employee shall be deemed to have resigned from all offices and directorships held by Employee in Employer and any subsidiaries and affiliates of Employer.

                  (b) In the event of termination of this Agreement for any of the reasons set forth in Section 6(a)(ii) hereof, Employee shall be entitled to no further compensation or other benefits under this
         Agreement, except as to (i) that portion of any unpaid Base Compensation reduced by any and all payments made, or to be made, to Employee pursuant to the Disability Policy and other benefits accrued and earned by him hereunder up to and including the effective date of such termination; and (ii) any of his shares of Restricted Stock and Stock Options that have vested in accordance with the provisions of
         Section 3(c) of this Agreement.

                  (c) In the event that Employee's employment is terminated without cause during the Original Term of this Agreement or in the event that the Original Term of this Agreement shall have expired and shall not have been renewed and Employee thereupon ceases to be employed by Employer for any reason other than termination of his employment for cause, Employee shall be entitled to receive: (i) an amount equal to his Base Compensation, and any other benefits due Employee under Section 4 of this Agreement, for the nine (9) month period immediately following such termination; (ii) the Bonus, if any, applicable to the fiscal year in which such cessation of employment occurs, as such Bonus is determined under Section 3(b) of this Agreement but on a prorated basis calculated in the manner contemplated by Section 5(a) of this Agreement; and (iii) all of his shares of Restricted Stock awarded pursuant to Section 3(c) of this Agreement and the

         Restricted Shares Agreement and Stock Options immediately fully vested, and otherwise free of any forfeiture provisions or other restrictions imposed under the Award Agreements except for any restrictions or limitations imposed by applicable state and federal securities laws and regulations. In the event that Employee's employment is terminated without cause during a Renewal Term, Employee will be entitled to receive all of the compensation and benefits provided for in the immediately preceding sentence. Upon any such termination by Employer, other than for "cause", Employee's obligations to Employer hereunder shall terminate.

         7. Reimbursement. Employer shall reimburse Employee or provide him with an expense allowance during the term of this Agreement, for travel, entertainment and other expenses reasonably and necessarily incurred by Employee in performing services hereunder or, generally, the promotion of Employer's business. Employee shall furnish such documentation with respect to reimbursement to be paid under this Section 7 as Employer shall reasonably request.

         8. Covenants and Confidential Information.

                  (a) Employee acknowledges Employer's reliance and expectation of Employee's continued commitment of performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of Employer, Employee agrees that during the period beginning on the effective date of this Agreement and ending eighteen (18) months after the termination of Employee's employment for cause or Employee's resignation from employment with Employer (except with respect to subsection (a)(iii), in which case Employee agrees that at time beginning on the effective date of this Agreement and thereafter), he shall not, directly or indirectly, do or suffer any of the following:


                         (i) employ, assist in employing, or solicit for employment any employee or officer of Employer or any of Employer's affiliates or subsidiaries who was employed or retained at any time during the one (1) year period preceding the date on which Employee's employment with Employer is terminated;

                        (ii) induce any person who is an employee or officer of Employer or any of Employer's affiliates or subsidiaries to terminate said relationship in such a manner which is not in furtherance of Employer's interest; or

                       (iii) except in performing services hereunder,  disclose,
                  divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, Employer or any of Employer's affiliates or subsidiaries entities, the proprietary customer lists, limited partner lists, research or data or other trade secrets of Employer or any of Employer's affiliates or subsidiaries, it being acknowledged by Employee that any such proprietary information regarding the business of Employer and Employer's affiliates or subsidiaries entities compiled or obtained by, or furnished to, Employee while Employee shall have been employed by or associated with Employer, and which has not been publicly disclosed by Employer or which is otherwise not available in the public domain, is confidential information and Employer's property.

                  (b) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this Section 8, Employer shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 8 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 8 which may he pursued or availed of by Employer.

                  (c) Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

         9. Withholding Taxes. All payments to Employee shall be subject to withholding on account of federal, state and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Employee on income realized by Employee with respect to the vesting of his shares of Restricted Stock shall reduce the amounts payable by Employer to Employee by way of compensation or otherwise. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Employee. In the event all cash payments due Employee are insufficient to provide the required amount of such withholding taxes, Employee, within thirty (30) days of written notice from Employer, shall pay to Employer the amount of such withholding taxes in excess of all cash payments due Employee at the time such withholding is required to be made by Employer, provided, however, the foregoing shall not be deemed to limit Employee's right to receive loans from Employer to fund income tax obligations as set forth in Section 3 of this Agreement.

         10. No Conflicting Agreement. The parties hereto represent and warrant to each other that they are not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit them from undertaking or performing in accordance with the terms and conditions of this Agreement. Employer represents and covenants that its entering into this Agreement has been duly authorized and ratified, and that it has full authority to consummate the undertakings set forth herein including, without limitation, the grant of the Restricted Stock and Stock Options to Employee.

         11. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

         12. Binding Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, Employer and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Employee under this Agreement shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and estate. Employer agrees and acknowledges that the services Employee is providing Employer are personal to Employer, and Employer shall not have the right to assign this Agreement without Employee's written consent.

         13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Columbus, Ohio, and judgment upon the award rendered by the Arbitrator or Arbitrators may be entered in any Court having jurisdiction thereof. The Arbitrator or Arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 13 shall be construed so as to deny Employer the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in Section 8(a) of this Agreement.

         14. Notices. Any notice to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to Employer, shall be addressed to its principal place of business, attention: General Counsel, and if mailed to Employee, shall be addressed to him at his home address last known on the records of Employer, or at such other address or addresses as either Employer or Employee may hereafter designate in writing to the other.

         15. Waiver. The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         16. Amendment. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced.

         17. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

         18. Captions and Section Headings. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

         19. Miscellaneous. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine and neuter shall be deemed to include each other.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

                                             "EMPLOYER"

ATTEST:                                      LEXFORD PROPERTIES, INC.

                                             By:  /s/ Michele R. Souder
                                             ----------------------------------
                                                      MICHELE R. SOUDER,
                                                      Chief Financial Officer


                                             "EMPLOYEE"

                                             /s/ James Alexander
                                             ----------------------------------
                                                 JAMES ALEXANDER


                                       10